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                                                                   EXHIBIT 10(q)

              EMPLOYMENT RESIGNATION AGREEMENT, WAIVER AND RELEASE

         THIS EMPLOYMENT RESIGNATION AGREEMENT, WAIVER AND RELEASE (hereinafter "Agreement") is made and entered into this 16th day of June, 1995 and between KINDERCARE LEARNING CENTERS, INC. (hereinafter referred to as "KinderCare"), which term KinderCare shall include its subsidiaries, affiliates, directors, officers, employees, attorneys, representatives and agents, and ELDON L. WYATT and his heirs, assigns, executors, and administrators (collectively referred to herein as "Employee").

         WHEREAS, KinderCare and Employee desire to end their employment relationship and fully and finally settle all existing or potential claims and disputes between them, whether known or unknown as of this date, the parties agree as follows:

         1. Obligations of KinderCare: In consideration of Employee's agreement to the terms herein, KinderCare shall provide to Employee the following, which KinderCare is not otherwise legally obligated to provide:

                 A. Employee shall receive a salary continuation (no vacation or personal leave will be accrued) from KinderCare, beginning seven (7) days after signing this Agreement and continuing for a one- (1) year period, and receive bi-weekly paychecks for gross pay of $4846.16 per two-week period (based on an annual salary of $126,000.00) (hereinafter referred to as "Salary Continuation Period"). Vacation or personal leave time may be used during this 7-day period referred to herein.

                 B. Employee can continue participating in KinderCare's group health, dental and life insurance policies, long-term disability plan, and travel accident insurance for the Salary Continuation Period as set forth above under the same terms and conditions as if he were employed by KinderCare, except that if Employee obtains employment elsewhere, his benefits will be terminated and he will instead be entitled to his health and dental insurance rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

                 C. KinderCare will allow Employee to continue using his company car during the Salary Continuation Period under the same term and conditions as if he were employed by KinderCare, excluding the use of the Company's gas card and, except that if Employee obtains employment elsewhere, Employee will discontinue the use of said Company car and immediately return the same to KinderCare. Employee shall have the option to purchase the Company car at book value at the conclusion of the Salary Continuation Period or upon Employee's discontinued use of car, whichever comes earlier.

                 D. KinderCare will pay to Employee all unused vacation time at the end of the Salary Continuation Period. KinderCare also agrees to pay Employee seven (7) personal days, if available, for the 7-day wait period referenced in Paragraph 12.

                 E. KinderCare will offer to Employee outplacement services at a cost not to exceed $27,500.00 or to pay Employee $13,750 in cash in lieu of outplacement services.





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                 F.       KinderCare will provide to Employee an available
                          laptop computer and laser printer for his use during the Salary Continuation Period with the option to purchase the same at their book value at the conclusion of the Salary Continuation Period.

                 G. KinderCare will pay to Employee the sum of $27,200.00 at the beginning of the Salary Continuation Period for the purposes of moving of household goods to a new residence, closing costs on resale of Pike Road residence, and other costs associated therewith.

                 H. During the Salary Continuation Period, KinderCare will reimburse Employee for all reasonable long-distance telephone calls related to his job search upon presentation to, and approval of said charges by, KinderCare's Human Resources Department.

                 I. During the Salary Continuation Period, Employee's use of his cellular telephone will be at Employee's sole expense. If Employee fails to pay any charges when due, use of said telephone will be revoked by KinderCare.

                 J. KinderCare waives and releases Employee from any claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or equity, of any kind whatsoever, including, but not limited to, all matters relating to or arising out of KinderCare's employment of Employee. KinderCare agrees to indemnify and hold harmless Employee for any claim, demand, lawsuit or other action or charge made against Employee by a third party in connection with his job duties and employment with KinderCare as long as acting within line and scope of employment.

         2. Obligations of Employee: In consideration of the foregoing special severance arrangements provided by KinderCare, Employee agrees as follows:

                 A. Employee shall resign his employment immediately from KinderCare and its subsidiaries and agrees not to apply for re-employment.

                 B. Employee waives and releases KinderCare from any claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, including, but not limited to, all matters relating to or arising out of Employee's employment with KinderCare, compensation by KinderCare, or separation of employment by KinderCare. This Waiver and Release covers any causes of action or claims under Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Security Act of 1974 (ERISA), as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Worker's Benefit Protection Act; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866, as amended; the Americans with Disabilities Act of 1990; Executive Orders 11246 and 11478; the National Labor Relations Act, as amended; the Fair Labor Standards Act; the Equal Pay Act of 1963, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, and any other federal or state law or municipal ordinance, including





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                          any lawsuits founded in tort (including negligence),
                          contract (oral, written or implied), or any other common law or equitable basis of action.

                 C. Employee represents that he has not and will not file a charge of discrimination against KinderCare with any federal, state or municipal agency, and KinderCare has reasonably relied on this representation in agreeing to perform those obligations set forth in paragraph 1 of this Agreement.

                 D. Employee shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms or the existence of this Agreement or of any other claim that Employee has or may have against KinderCare, to any person or organization, including, but not limited to, members of the press and media, present and former employees of KinderCare, clients of KinderCare, companies who do business with KinderCare, or other members of the public. The only exceptions to Employee's promise of confidentiality herein is that Employee may reveal such terms of this Agreement as are necessary to comply with a request by the Internal Revenue Service, as otherwise compelled by a court or agency of competent jurisdiction, his wife, or as necessary to comply with requests from Employee's accountants or attorneys for legitimate business purposes. Each party to whom this information is revealed should be advised that the information is confidential and should not be disclosed to any other party. Each breach by Employee of this promise of confidentiality shall be a material breach of this Agreement for which these parties agree that KinderCare would suffer irreparable damages to its reputation.

                 E. Employee shall refrain from expressing (or causing others to express) to any third party, any derogatory or negative opinions concerning KinderCare's officers, and/or operations, services, or employees. Employee further agrees not to discuss the manner in which KinderCare conducts its business or its business practices with any local, state, or federal government agency, unless requested to do so by the president of KinderCare. Each breach by Employee of this promise of confidentiality shall be a material breach of this Agreement for which these parties agree that KinderCare would suffer irreparable damage to its reputation.

                 F. Employee shall immediately, unless otherwise set forth herein, return any and all "Company information" and "Company property" in his possession or control, including, but not limited to, business reports and records, clients reports and records, customer information contracts or proposals, files, Rolodex, index card or telephone listing records of customers, any other customer lists, internal memoranda concerning any of the above, and all door, desk and file drawer keys and access cards, computer access codes, software, computers, portable telephones, and any other physical or personal property which Employee received, prepared or helped prepare in connection with his employment with KinderCare; and Employee shall not make or retain any copies, duplicates, reproductions, or excerpts thereof, and shall not request any of said materials from any current or former employees of KinderCare. The term "Company information" as used in this Agreement means (1) confidential information received from third parties under confidential conditions; and
                          (2) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the best interest of





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                          KinderCare.  The term "Company property" as used in
                          this Agreement means (1) all "Company property", whether physical or personal, belonging to, supplied by, or purchased by KinderCare; and (2) any equipment, materials, vehicles and the like used by Employee during his employment with KinderCare.

                 G. Employee acknowledges that in the course of his employment with KinderCare, he has acquired Company information as defined above and that such Company information has been disclosed to Employee in confidence and for KinderCare's use only. Employee shall: (1) keep such Company information confidential at all times after his employment with KinderCare;
                          (2) not disclose or communicate any Company information to any third party; and (3) not make use of any Company information on Employee's own behalf, or on behalf of any third party. In view of the nature of Employee's employment and the nature of Company information which Employee has received during the course of his employment, Employee agrees that any unauthorized disclosure to third parties of Company information or other violation, or threatened violation of this Agreement would cause irreparable damage to the trade secret status of Company information and to KinderCare, and that, therefore, KinderCare shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation or threatened violation, along with monetary damages.

                 H. Employee agrees to fully cooperate with KinderCare on all matters pending at the time during his employment or which may subsequently arise as a result of occurrences during his employment, including providing whatever information he has available to him to KinderCare or to KinderCare's attorneys, along with meeting with KinderCare's officials and KinderCare's lawyers, if requested to do so. In the event that Employee is employed at the time his services are needed, Employee agrees to make himself available outside of his regular working hours. If Employee's services are needed beyond the Salary Continuation Period, KinderCare agrees to reimburse Employee for all reasonable expenses incurred as a result of said consultation, upon written verification, including, but not limited to, hotel bills, meals, phone expenses, copy expenses and other related travel expenses.

                 I. Employee agrees that during the term of this Agreement he will not engage in or have a controlling equity or profit in a company or facility which provides child care services for children.

                 J. Employee further agrees that during the term of this Agreement he shall not engage in employment with a national or regional child care company which is further defined as any company owning or operating ten (10) or more child care centers. Employee further agrees that he will not directly or indirectly for herself, or on behalf of or in conjunction with any other persons or entity, employ, or seek to employ, any person who is employed with KinderCare (or any person who is paid by KinderCare as a consultant), or who has not thereafter ceased to be employed by KinderCare (either as an employee or as a consultant).

                 K. Employee will repay to KinderCare any and all outstanding salary





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                          advancements, travel and/or expense advances no later
                          than the end of the Salary Continuation Period.

         3.      Bonus Plan Payout and Stock Options:

                 A. Employee will be provided his Fiscal 1995 bonus payment if a bonus is paid out under the FY 1995 Executive Incentive Bonus Plan. Said payments will be made in one payout rather than two, as set forth in the Plan.

                 B. Employee will be entitled to exercise those stock options which have vested pursuant to and in accordance with KinderCare's 1993 Employee Stock Option Plan and the 1993 Stock Option Agreement with Employee. Employee's options which have not presently vested will be deemed vested as of the signing of this Agreement. "Date of Termination" as defined in the 1993 Employee Stock Option Plan shall be the conclusion of the Salary Continuation Period as set forth herein.

                          DEDUCTIONS MAY BE REQUIRED UNDER APPLICABLE FEDERAL AND STATE WITHHOLDING LAWS.

         4. Termination and Recovery of Benefits: The benefits contained in this Agreement which flow to Employee from KinderCare, and vice versa, may be immediately terminated by KinderCare or Employee if either breaches this Agreement by engaging in any conduct which violates any provision of this Agreement. Moreover, KinderCare is entitled to recover any benefits paid to Employee under this Agreement if KinderCare reasonably relied upon any misrepresentation of Employee in agreeing to undertake these obligations, or if at any time hereafter, KinderCare becomes aware of any misfeasance or wrongdoing of Employee while employed by KinderCare.

         5. Non-Admission: Neither this Agreement, nor anything contained herein, is to be construed as an admission by KinderCare or Employee of any liability, wrongdoing or unlawful conduct whatsoever.

         6. Severability: If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

         7. Entire Agreement: This Agreement contains the entire understanding and agreement between the parties and shall not be modified or superseded except upon written consent of the parties to this Agreement. Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by KinderCare or its agents, representatives, or attorneys which is not set forth in this Agreement.

         8. Supersedes Past Agreements: Except as expressly provided herein, this Agreement supersedes and renders null an void any previous employment agreements or contracts, whether written or oral, express or implied, between Employee and KinderCare.

         9. Governing Law: This Agreement shall be governed by the laws of the State of Alabama.

         10. Attorneys' Fees: KinderCare shall be entitled to an award of its costs and attorneys' fees expended in any action to enforce the terms of this Agreement (including seeking injunctive relief or





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recision), or to defend a claim, lawsuit or other type of action which has been waived herein if it prevails. Likewise, Employee shall be entitled to an award of his costs and attorneys' fees expended in any action to enforce the terms of this Agreement against KinderCare.

         11. Opportunity to Consider and Confer: KinderCare has advised Employee to consult an attorney prior to executing this Agreement and Employee acknowledges that he has been given a period of at least 21 days within which to consider this Agreement. Employee and KinderCare acknowledge that each has had the opportunity to consult with counsel or an otherwise competent representative, and both parties fully understand and are in complete agreement with all of the terms of this Agreement. Employee and KinderCare acknowledge that each has had the opportunity to consult with counsel or an otherwise competent representative, and both parties fully understand and are in complete agreement with all of the terms of this Agreement against KinderCare.

         12. Effective Date: This Agreement may be revoked by either party for a period of seven (7) days following the execution date of the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.


         IN WITNESS WHEREOF, and intending to be legally bound, KinderCare, by its authorized representative, and Employee execute this Employment Resignation Agreement, Waiver and Release, consisting of six (6) pages and including 12 enumerated paragraphs, by signing below freely and voluntarily and with full knowledge of the significance of all its provisions.


PLEASE READ CAREFULLY. THIS EMPLOYMENT RESIGNATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Montgomery, Alabama this 21st day of August, 1995.

/s/ Sharon E. Yeomans                      /s/ Eldon L. Wyatt
- ------------------------                   ---------------------------
Witness as to Employee                     Eldon L. Wyatt, Employee

Executed at Montgomery, Alabama this 21st day of August, 1995.


                                           KinderCare Learning Centers, Inc.


/s/ Dee M. Larson                          By: /s/ Sandra Scarr
- ------------------------                      ------------------------
Witness as to KinderCare                   Name: Sandra Scarr
                                           Title: Chief Executive
                                                  Officer





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